                                   LINEO, INC.



                       SAMSUNG ELECTRO-MECHANICS CO., LTD.



                     SAMSUNG VENTURE INVESTMENT CORPORATION



                                 LISTECH LIMITED

                          ----------------------------



                             SHAREHOLDERS AGREEMENT


                                 WITH RESPECT TO

                                 LISTECH LIMITED


                           ---------------------------



                         DATED AS OF SEPTEMBER 22, 2000

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE 1. DEFINITIONS............................................................................................1

ARTICLE 2. ORGANIZATION; SUBSCRIPTION; GOVERNANCE.................................................................4
   2.1.      Organization.........................................................................................4
   2.2.      Subscription.........................................................................................4
   2.3.      Company Documents; Shares; Shareholders Meetings.....................................................4
   2.4.      Board of Directors...................................................................................5
   2.5.      Officers of the Company..............................................................................8
   2.6.      Confidentiality......................................................................................9

ARTICLE 3. RESTRICTIONS ON TRANSFER..............................................................................10
   3.1.      General.............................................................................................10
   3.2.      Right of First Refusal..............................................................................10
   3.3.      Legends.............................................................................................11
   3.4.      Rights of Future Holders and Transferees............................................................12
   3.5.      Liquidated Damages..................................................................................12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS........................................................12
   4.1.      Representations and Warranties of Shareholders......................................................12
   4.2.      Representations and Warranties of Samsung...........................................................13
   4.3.      Representations and Warranties of Lineo.............................................................13

ARTICLE 5. BUSINESS PLAN AND CAPITAL CONTRIBUTIONS...............................................................13
   5.1.      Business Plan.......................................................................................13
   5.2.      No Further Capital Contributions....................................................................14
   5.3.      Dividend Policy.....................................................................................14

ARTICLE 6. OTHER AGREEMENTS OF THE COMPANY AND THE SHAREHOLDERS..................................................14
   6.1.      Accession of the Company............................................................................14
   6.2.      Agreements of the Company...........................................................................14
   6.3.      Management Reports; Access and Information..........................................................15
   6.4.      Governmental Approvals..............................................................................15
   6.5.      New Shareholders....................................................................................16
   6.6.      IPO.................................................................................................16
   6.7.      *

ARTICLE 7. DEADLOCK..............................................................................................16

ARTICLE 8. TERM, EXPIRATION AND TERMINATION OF THE AGREEMENT.....................................................17
   8.1.      Term; Expiration....................................................................................17
   8.2.      Termination of the Agreement........................................................................17

ARTICLE 9. ARBITRATION...........................................................................................18
   9.1.      Dispute Resolution..................................................................................18

                                      -i-

*MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT,
AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


   9.2.      Specific Performance................................................................................18

ARTICLE 10. MISCELLANEOUS........................................................................................18
   10.1.     Assignment, Etc.....................................................................................19
   10.2.     Notices.............................................................................................19
   10.3.     Costs and Expenses..................................................................................20
   10.4.     No Waiver...........................................................................................20
   10.5.     Amendment...........................................................................................20
   10.6.     Third Parties.......................................................................................20
   10.7.     Headings............................................................................................20
   10.8.     Governing Law.......................................................................................20
   10.9.     Entire Agreement....................................................................................20
   10.10.    Invalidity..........................................................................................21
   10.11.    Counterparts........................................................................................21
   10.12.    Language............................................................................................21
   10.13.    Further Assurances..................................................................................21
   10.14.    Conflicts...........................................................................................21


                             SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT, dated as of September 22, 2000 (this "AGREEMENT"), is entered into among

(1)  Lineo, Inc., a Delaware corporation ("LINEO");

(2)  Samsung Electro-Mechanics Co., Ltd., a Korean corporation ("SEMCO"); and

(3) Samsung Venture Investment Corporation, a Korean corporation ("SVIC"; SEMCO and SVIC are herein jointly and severally referred to as "SAMSUNG").

Lineo and Samsung, together with their permitted transferees and assigns and any permitted successors to their interest in any Shares, are hereinafter referred to collectively as the "SHAREHOLDERS" and individually as a "SHAREHOLDER".


                                R E C I T A L S:

A. Samsung and Lineo have agreed to form Listech Limited, a Korean corporation (the "COMPANY") as a joint venture in order to combine their experience, technological and management expertise, and financial commitment and resources for purposes of developing and selling various products of embedded and/or realtime application including Linux (based on Lineo's software products), RTOS and embedded software worldwide;

B. The Company will be established to serve as the joint venture company for the purposes described above;

C. The Shareholders and the Company believe that it is in their best interest and in the best interest of the Company to set forth in this Agreement certain agreements with respect to the management of the Company and the voting of the Shares and to impose certain restrictions on any disposition of the Shares;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS

     As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the respective paragraphs or Sections referred to with respect to such terms, and such definitions shall be applicable to the singular and plural forms of such terms.

     "AFFILIATE" means, with respect to any specified Person, any other Person controlling, controlled by, or under common control with, such specified Person. For purposes hereof, "control" means, with respect to any Person, the power to elect a majority of members to the board of directors, management committee or other managing body of such Person or to direct the management or affairs of any Person, whether through the ownership of equity or other

SHAREHOLDERS AGREEMENT                                                    PAGE 2

rights, by contract or arrangement or otherwise. A wholly-owned Affiliate means, with respect to any person, any direct or indirect wholly-owned subsidiary of such person, or any direct or indirect wholly-owned subsidiary of any parent company that wholly-owns such person. Any company which is deemed to be a member of the Samsung Group under the regulations of the Korean Fair Trade Commission shall be deemed to be an Affiliate of SEMCO and SVIC.

     "ANNUAL BUSINESS PLAN" has the meaning specified in Section 5.1(b).

     "AOI" means the AOI of the Company, in the form to be agreed by the Shareholders under Section 2.1, as adopted and amended from time to time by agreement of the Shareholders.

     "BOARD OF DIRECTORS" means the board of directors of the Company.

     "BUSINESS DAY" means, in any specified location, any day other than a Saturday or Sunday or other day on which banks in such location are required or authorized by law or regulation to be closed.

     "BUSINESS PLAN" has the meaning specified in Section 5.1(b).

     "COMPANY" has the meaning specified in the first paragraph of this Agreement.

     "COMPANY BUSINESS" means business and operations of the Company as contemplated by, and in accordance with, the current Business Plan in effect.

     "COMPETING BUSINESS" means the development and marketing of embedded software solutions for device manufacturers and other original equipment manufacturers (OEMs).

     "EFFECTIVE DATE" of this Agreement means the date on which all of the following have occurred: (i) this Agreement has been executed and delivered by each of Lineo, SEMCO and SVIC; and (ii) this Agreement has been approved by the board of directors of each of Lineo, SEMCO and SVIC.

     "FIELD OF ACTIVITY" means the purpose and scope of business of the Company as defined in the AOI which shall consist of the development and sale of various products of embedded and/or realtime application including Linux (based on Lineo's software products), RTOS and embedded software, distribution and sale of such products and/or third party products and maintenance thereof in the worldwide market.

     "GOVERNMENTAL AUTHORITY" means any central, regional, provincial, municipal or other governmental authority, including any executive, legislative or judicial branch thereof and any agency, department, commission, bureau or instrumentality thereof.

     "GROUP COMPANY" means the Company and any Subsidiary of the Company.

     "INITIAL BUSINESS PLAN" has the meaning specified in Section 5.1(a).

     "IPO" means, with respect to the Company, the first sale, whether primary, secondary, or a combination of both, of its shares pursuant to a public offering on the Korea Stock Exchange, the Korean Securities Dealers Quotation System (Kosdaq), or another recognized securities

SHAREHOLDERS AGREEMENT                                                    PAGE 3

exchange outside Korea, where "public offering" means any widely dispersed, underwritten offering open to the public on any such exchange.

     "KOREA" means the Republic of Korea.

     "KRW" means the lawful currency of Korea.

     "LICENSE AGREEMENT" means a license agreement to be entered into by Lineo as licensor and the Company as licensee. The current form of the License Agreement is attached hereto as Exhibit 1. The parties will negotiate a final License Agreement according to the Schedule attached hereto as Exhibit 2.

     "LIEN" means any lien, charge, pledge, encumbrance, security interest, mortgage, title retention or other similar agreement or arrangement.

     "LINEO" has the meaning attributed thereto in the first paragraph of this Agreement.

     "PERSON" means any natural person, corporation, partnership, joint venture, trust, association or other legal entity.

     "REORGANIZATION" means any increase, consolidation and division, conversion into stock or re-conversion of stock into shares, subdivision, capitalization, cancellation or redemption of any shares in a Group Company or any purchase by a Group Company of its own shares or any alteration of any of the rights of any of the share capital of a Group Company or any amalgamation or reconstruction affecting its share capital or any compromise or arrangement with creditors (including a "workout" procedure with creditors in Korea).

     "SAMSUNG" has the meaning attributed thereto in the first paragraph of this Agreement.

     "SHAREHOLDER" has the meaning attributed thereto in the first paragraph of this Agreement; except where the context otherwise requires, a reference to a Shareholder herein shall be deemed to refer to SEMCO and SVIC, jointly and severally, on the one hand, or to Lineo, on the other, together with any permitted transferees of Shares by SEMCO and SVIC, jointly and severally, on the one hand, or permitted transferees of Shares by Lineo, on the other. The term "Shareholder" shall not include holders of Shares (other than permitted transferees of the Shareholders) who acquire such Shares after the acquisition by the Shareholders of Shares under Article 2.

     "SHARES" means, at any time, the ordinary shares of the Company issued and outstanding at such time.

     "SUBSIDIARY" means any Person directly or indirectly owned or controlled by the Company. For purposes hereof, the term "control" means, with respect to any Person, the power to elect a majority of members to the board of directors, management committee or other managing body of such Person or to direct the management or affairs of any Person, whether through the ownership of equity shares or securities or other rights, by contract or arrangement or otherwise.

SHAREHOLDERS AGREEMENT                                                    PAGE 4

     "US DOLLARS" or "US$" means United States dollars, the lawful currency of the United States of America.

               ARTICLE 2. ORGANIZATION; SUBSCRIPTION; GOVERNANCE

     2.1. ORGANIZATION

     As promptly as practicable following the Effective Date, the Shareholders shall agree upon the AOI of the Company in a manner consistent with the terms of this Agreement and shall cause the Company to be formed in accordance with Korean law and to adopt the AOI. Immediately after its formation, the Shareholders shall cause the Company to execute and become a party to this Agreement.

     2.2. SUBSCRIPTION

     (a) Based on the respective representations, warranties and agreements of the parties set forth below, each of Lineo and Samsung hereby subscribes for and purchases the following Shares, to be issued within five Business Days after the organization of the Company for the consideration specified below:


                                            Initial  Share             Subscription
         Shareholder       No. of Shares.   Percentage                 Price
         -----------       --------------   --------------     ----------------------------
         Lineo              240,000           57.14%           W5,000/share(W1,200,000,000)
         SEMCO               90,000           21.43%           W5,000/share  (W450,000,000)
         SVIC                90,000           21.43%           W5,000/share  (W450,000,000)



     (b) Lineo's payment of the subscription price for the Shares shall take place in accordance with the schedule attached hereto as Exhibit 2. The Schedule includes a form of purchase order, which the parties shall cause the Company to execute upon formation of the Company. The first payment due under the purchase order shall be made in accordance with the purchase order included as part of
Exhibit 2.

     2.3. COMPANY DOCUMENTS; SHARES; SHAREHOLDERS MEETINGS

     (a) The Company shall call regular meetings of Shareholders in the manner provided in the AOI, but not less frequently than once each year. Notices of the date and agenda for each regular meeting of Shareholders shall be provided by the Company to each Shareholder at least 15 days prior to such meeting. Special meetings of Shareholders may be called by the Chairman of the Company or any Shareholder by notice thereof to the Shareholders delivered at least 10 days prior to such meeting.

     (b) A quorum of Shareholders shall be constituted for any meeting of the Shareholders by the presence thereat (in person or by proxy) by Shareholders holding two-thirds of all issued and outstanding Shares.

SHAREHOLDERS AGREEMENT                                                    PAGE 5

     (c) To the extent permitted by applicable law, Shareholders and their proxies may participate in any meeting of Shareholders by telephone, video conferencing or other means by which all participants may speak and hear each other, and any Shareholder so participating shall be deemed to be present at any such meeting for all purposes.

     (d) Notice of any meeting of Shareholders shall be properly given if delivered to the address or in the manner specified below in Section 10.2 or at such other address specified by such Shareholder for notices from time to time pursuant to Section 10.2.

     2.4. BOARD OF DIRECTORS

     (a) The Board of Directors shall consist of five members.

     (b) Subject to Section 2.4(c), three directors shall be nominated by Lineo and two directors shall be nominated by Samsung. Lineo and Samsung shall nominate each of their respective directors within 10 days of the date of this Agreement. After the Closing, the respective rights of the Shareholders with respect to the election of directors shall be governed by the AOI and the provisions of this Section 2.4.

     (c) If at any time Lineo, on the one hand, or Samsung, on the other, shall own less than 10% of the outstanding Shares, (i) such Shareholder shall cause its nominees to the Board of Directors to resign, and (ii) all members of the Board of Directors shall be elected by the majority vote of the outstanding Shares present at a meeting of Shareholders at which a quorum is present or by unanimous written consent.

     (d) Upon the death, resignation or incapacity of any director, the Shareholder who nominated such director pursuant to Section 2.4(b) shall be entitled to nominate his replacement to the Board of Directors, and all of the Shareholders shall vote all Shares owned by them in favor of the appointment of such nominee to the Board of Directors in order to fill the vacancy created by such death, resignation or incapacity. Any director shall be removed from office upon motion by the Shareholder that nominated him as of right pursuant to
Section 2.4(b), and the vacancy on the Board of Directors so created by such removal shall be filled by a nominee nominated by such Shareholder. No director appointed by any Shareholder as of right pursuant to Section 2.4(b) shall be removed from the Board of Directors unless the nominating Shareholder consents to such removal. Notwithstanding anything to the contrary contained in this
Section 2.4, if at any time the total number of Shares owned by a Shareholder together is less than 10% of the outstanding Shares, the directors nominated by such Shareholder shall be removed from office upon motion by the other Shareholder and the vacancy on the Board of Directors created by such removal shall be filled by a nominee of the other Shareholder.

     (e) The persons nominated to the Board of Directors in accordance with this
Section 2.4 shall be elected to the Board of Directors by the Shareholders, and each Shareholder agrees to vote all Shares owned by it in favor of the election of the persons so nominated. Upon a motion to remove any director in accordance with Section 2.4(d), each Shareholder agrees to vote all Shares owned by it to effect removal of such directors.

     (f) Regular meetings of the Board of Directors shall be called by the Chairman or President of the Company not less frequently than six times each year during the first year of operation of the Company and not less than four times each year thereafter.

SHAREHOLDERS AGREEMENT                                                    PAGE 6

     (g) The Board of Directors shall manage the business of Company and may exercise all powers normally exercised by a Board of Directors, except for such powers as are required to be exercised by Shareholders, all in accordance with the AOI and applicable law. All actions by the Board of Directors shall require the affirmative vote of a majority of the members of Board of Directors present at a meeting at which a quorum is present, except for such actions as to which a super-majority vote is required pursuant to Section 2.4(k), the AOI or applicable law. A quorum of the Board of Directors must include at least one member nominated by Lineo and one member nominated by Samsung.

     (h) The Company shall form an Executive Committee for review and decision of on-going business matters on a timely fashion. The Executive Committee of the Board of Directors shall consist of the President/Chief Executive Officer and one of the directors nominated by Lineo. The Executive Committee shall have the authority to make any decisions, by unanimous consent of the members, to the extent permitted by the AOI and applicable law, of such matters as may be delegated to it from time to time by resolution of the Board of Directors, including the following:

       (i) Establishment of policies and/or regulations regarding personnel management, administration and operation of the Company;


       (ii) Approval of any contract to which the Company is a party involving an amount in excess of W100,000,000 but less than W500,000,000 during the term of the contract, and any other contract with a term of one year or more and less than three years;

       (iii) Preparation of a plan for compensation, including salaries, bonuses and incentive compensation to be received by the employees of the Company, other than directors and officers;

       (iv) The establishment or modification of the Company's proposed annual budget for consideration by the Board of Directors;

       (v) The recommendation to the Board of Directors of appropriate bookkeeping and accounting policies, including the selection of the Company's outside auditor; and

       (vi) Except for the License Agreement, entry by the Company into any agreement with any Shareholder or any Affiliate of any Shareholder with respect to any transaction less than W1,000,000 per occasion, and less than W1,000,000,000 in annual aggregate, in the ordinary course of the Company's business.

Regular meetings of the Executive Committee may be held at such time and place as shall from time to time be fixed by the Executive Committee and no notice thereof shall be required, provided that both members are in attendance.

     (i) To the extent now or hereafter permitted by applicable law, directors may participate in any meeting of the Board of Directors by telephone or video conferencing, and any director so participating shall be deemed to be present at any such meeting for all purposes.

SHAREHOLDERS AGREEMENT                                                    PAGE 7

     (j) Notices of all meetings of the Board of Directors shall be properly given if delivered to directors at least five Business Days prior to such scheduled meeting date by courier or facsimile. Any notice to any director nominated by any Shareholder shall be properly given if sent to such Shareholder at the address specified in Section 9.2 or at such other address specified by such Shareholder for notices or to such address as such director shall specify in writing to the Company from time to time.

     (k) ACTIONS REQUIRING SUPER-MAJORITY CONSENT: Notwithstanding anything contained in the AOI or elsewhere in this Agreement to the contrary, the Company shall not take any of the following actions without obtaining the consent of at least four directors:

       (i) Adoption of the Business Plan and any material modifications thereto or entering into any business outside of the Field of Activity;

       (ii) Any lending, borrowing, guarantee or creation of any financial obligation, whether secured or not, upon all or any part of the assets of the Company, exceeding W800,000,000;

       (iii) Acquisition, mortgage, pledge, sale, assignment, transfer or other disposition of any property of the Company having a fair market value in excess of W800,000,000 (other than the sale of products and services in the ordinary course of business) or any interest of the Company (regardless of value) in the legal or beneficial ownership of any other corporation or enterprise;

       (iv)   Any capital expenditure in excess of W800,000,000;

       (v) Approval of any investment in or any loan to any other persons or entities;

       (vi) Issuance, repurchase or redemption of any equity or debt securities or instruments issued by the Company;

       (vii) Recommendation to the shareholders of any increase or decrease in the authorized capital of the Company;

       (viii) Increase or reduction of the capital of the Company including issuance of new stock by transferring legal reserves into paid-in capital, stock splits, or issuance of any debentures or convertible debentures;

       (ix) Merger into or with, or acquisition of all or a portion of the business of, any other person or entity, or transfer in any one transaction or series of transactions all or a substantial portion of the Company's business or assets;

       (x) Dissolution, liquidation, or entering into any reorganization, composition or voluntary bankruptcy proceedings;

       (xi) Fixing the compensation of the directors and officers of the Company, including bonuses;

SHAREHOLDERS AGREEMENT                                                    PAGE 8

       (xii) Approval of the execution of any contract which has a term of three years or more, or which involves an amount of W800,000,000 or more during the term of the contract;

       (xiii) Recommendation to the shareholders any change in the AOI;

       (xiv)  Approval of transactions of the Company with any Director; or

       (xv) Approval of transactions of the Company with any Shareholder (other than pursuant to the License Agreement) in excess of the levels set forth in Section 2.4(h)(vi).

     2.5. OFFICERS OF THE COMPANY

     (a) Subject to Section 2.5(c), the officers of the Company shall be appointed from time to time by the majority vote of those present at any meeting of the Board of Directors duly called and held at which a quorum is present or by the unanimous written consent of the Board of Directors.

     (b) Each officer shall have the powers and fulfill the duties assigned to such office by the Board of Directors and otherwise prescribed therefor in the AOI of the Company. Nothing in this Section 2.5 shall limit the right of the Board of Directors to determine or to amend from time to time the duties of any officer or member of senior management of the Company or any Subsidiary.

     (c) From time to time during the term of this Agreement, Lineo shall have the right to nominate, remove and renominate from time to time individuals to occupy the offices of Chairman Representative Director and Chief Financial Officer or Executive Vice President, and Samsung shall have the right to nominate, remove and renominate from time to time individuals to occupy the offices of President/Chief Executive Officer Representative Director and Chief Technical Officer of the Company, and each Shareholder shall vote, or shall cause its nominees to the Board of Directors to vote, in favor of the appointment of any such individuals so nominated, removed or renominated.

     (d) The Shareholders agree that, from the date of this Agreement until the first regular meeting of the Board of Directors or unanimous consent of the Board of Directors in lieu of a meeting, in either case, at which officers are appointed, each of the following positions shall be appointed for the respective office set forth below, by the parties set forth below, with such appointments to occur within 10 days of the date of this Agreement:

                  OFFICE
                  ------
                  Chairman/Representative Director (Lineo)
                  President/CEO/Representative Director (Samsung)
                  Chief Financial Officer or Executive Vice President (Lineo) Chief Technical Officer (Samsung)

Each of the foregoing persons shall perform the functions and duties normally associated with such office or as otherwise specified by the Board of Directors. The execution, delivery and

SHAREHOLDERS AGREEMENT                                                    PAGE 9

performance by the Company of this Agreement and the License Agreement is hereby approved, and any of the officers of the Company specified above is hereby authorized to execute and deliver this Agreement and the License Agreement on behalf of the Company.

     2.6. CONFIDENTIALITY

     (a) At all times during the term of this Agreement, each Shareholder shall keep, and shall cause, its agents and representatives (collectively the "REPRESENTATIVES" of such Shareholder) to keep, all Confidential Information strictly confidential and will not, directly or indirectly, disclose, use or exploit such information for any purpose other than the good faith management of the business and affairs of the Company and the Subsidiaries. As used herein, "CONFIDENTIAL INFORMATION" means any information, documents or data in any form that may contain non-public information relating to the Company, any Subsidiary, any Shareholder or any Affiliate of any Shareholder or the business affairs thereof, including technical information, data, processes and methodologies, trade secrets, market analyses, pricing information, customer lists, research, software, general know-how, designs and commercial and other proprietary or confidential information or data and any financial results or information; PROVIDED, HOWEVER, that "CONFIDENTIAL INFORMATION" does not include information that is within the public domain (other than as a result of a breach of obligations of Confidentiality), or information that was known by a party prior to the disclosure thereof by the Company or a Subsidiary so long as such party can provide reasonably satisfactory evidence of such prior knowledge. The parties acknowledge that certain Confidential Information may be contained in, or disclosed pursuant to, applications for Governmental Approvals. The parties agree that the Company may make such disclosures to the extent the Company reasonably determines such disclosure to be beneficial to the conduct or objectives of the Company Business; PROVIDED, HOWEVER, that the Company shall, to the extent permitted and practicable, use its best endeavors to cause such Confidential Information to be treated confidentially.

     (b) Except for disclosure by a Shareholder to such Shareholder's accountants, tax advisers and employees who have a need to know such information, no Shareholder shall disclose or shall permit any of its Representatives to disclose any Confidential Information to any person or entity, and any disclosure by a Shareholder of any Confidential Information to any accountant, tax adviser or employee will be made only after such persons have been advised of the confidential nature of such information and have agreed to maintain its confidentiality.

     (c) Nothing in this Agreement shall prevent any party from disclosing any Confidential Information (i) to the extent required by law, rule or regulation (including the regulations of and agreements with securities regulatory authority or any stock exchange on which the securities of such party or its Affiliates may be listed), (ii) as necessary in connection with any arbitration proceeding or legal action between the parties, or (iii) as reasonably necessary to effect a sale of its interest in the Company in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that, in the case of any disclosure pursuant to clause (iii), the party seeking to disclose such information shall inform the Company and the other Shareholders thereof and shall obtain from the party to whom such disclosure is proposed to be made a confidentiality agreement in form and substance reasonably prescribed by the Board of Directors.

SHAREHOLDERS AGREEMENT                                                   PAGE 10

     (d) Neither the Shareholders nor the Company shall issue a press release or other public announcement of the transactions or relationship contemplated hereby or the investment by any party in the Company or the Company Business without the consent of the other parties, which consent shall not be unreasonably withheld or delayed. Each party shall cooperate with respect to the content of any such press release or public announcement and coordinate the release or dissemination thereof with the other parties.

                      ARTICLE 3. RESTRICTIONS ON TRANSFER

     3.1. GENERAL

     (a) The Shareholders agree that during the term of this Agreement, no Shareholder shall sell, exchange, assign, transfer, pledge, hypothecate or otherwise encumber or permit to be encumbered, give or otherwise dispose of, whether any such disposition shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, order, rule or regulation of any administrative body (any of said acts being hereinafter referred to as "DISPOSED OF" or as a "DISPOSITION") any of the Shares now or hereafter owned by such Shareholder, except in accordance with the provisions of this Agreement, and the Company agrees that it will not transfer or recognize any disposition of Shares except in compliance with this Agreement. Notwithstanding anything to the contrary in this Agreement, no Shareholder shall dispose of any Shares to any Person engaged in, or having any ownership interest in, a Competing Business.

     (b) A Shareholder (the "TRANSFEROR") may transfer any Shares owned by it to any wholly-owned Affiliate of such Transferor; PROVIDED, HOWEVER that (i) upon and after such transfer, the Transferor shall remain liable to cause the transferee Affiliate to perform and observe all of the agreements of the Transferor under this Agreement; (ii) the Transferor shall be deemed to have retained the right to re-acquire the Shares so transferred to such transferee Affiliate without consideration, which right shall be deemed automatically exercised upon any divestiture by such Transferor of a controlling interest in such transferee Affiliate; and (iii) such transferee Affiliate shall, at the time of such transfer, furnish a written agreement to and for the benefit of each of the parties to this Agreement pursuant to which such transferee acknowledges and agrees to the provisions of this clause.

     (c) During the period from the Effective Date until the completion of the IPO of the Company, no Shareholder shall dispose of any Shares without the prior written consent of the other Shareholder, except to an Affiliate pursuant to
Section 3.1(b).

     3.2. RIGHT OF FIRST REFUSAL

     (a) Subject to Sections 3.1(a), 3.1(b), 3.1(c) and 3.2(e), if prior to the IPO of Shares of the Company either Shareholder or any permitted transferee thereof (herein, the "OFFEROR") agrees upon or enters into a BONA FIDE arrangement with a third party (a "THIRD PARTY PURCHASER") to sell or make any other disposition (not including a prohibited pledge, hypothecation or other encumbrance) to such Third Party Purchaser all or a portion of the Shares of such Offeror, then the Offeror shall first offer such Shares (the "OFFERED SHARES") to the other Shareholder (the "OFFEREE"). Such offer shall be made by written notice (the "OFFER NOTICE")

SHAREHOLDERS AGREEMENT                                                   PAGE 11

delivered to the Offeree and specifying the number of Offered Shares, the offering price per share offered to and agreed upon by the Third Party Purchaser and the Offeror and any other terms and conditions of such offer that were agreed upon by the Third Party Purchaser and the Offeror. If any part of the price contemplated to be paid by the Third Party Purchaser to purchase the Offered Shares consists of property or assets other than cash, then the Offer Notice shall also set forth such Offeror's good faith and reasonable estimate of the cash value of such consideration and the manner by which such estimate was determined.

     (b) The Offeree shall have the right (a "RIGHT OF FIRST REFUSAL") to accept such offer and to purchase (itself or through an Affiliate) all, but not less than all, of such Offered Shares at the price and upon the terms and conditions set forth in such Offer Notice.

     (c) Within 30 days after its receipt of the Offer Notice (the "NOTICE PERIOD"), the Offeree shall respond to the Offeror by giving the Offeror written notice (a "REPLY NOTICE") specifying whether the Offeree intends or declines to exercise the Right of First Refusal. If the Offeree specifies in its Reply Notice that it intends to exercise the Right of First Refusal (an "ACCEPTANCE NOTICE"), then a binding agreement for the sale and purchase of the Offered Shares at the cash price (including the cash value of any property as estimated reasonably and in good faith pursuant to the last sentence of Section 3.2(a)) and on the terms and conditions set forth in the Offer Notice shall automatically be deemed to exist between the Offeror and the Offeree, and such sale and purchase shall be consummated no later than 30 calendar days after the delivery of such Acceptance Notice (the "COMPLETION DATE").

     (d) If the Offeree has not delivered a Reply Notice to the Offeror or if, because of the actions or inactions of the Offeree, the purchase and sale has not occurred within the 30-day period contemplated by clause (c) above, then the Offeree shall be deemed to have waived its Right of First Refusal and the Offeror shall have the right to sell the Offered Shares to the Third Party Purchaser upon the terms and conditions set forth in the Offer Notice; PROVIDED that such sale and purchase is consummated (i) within 15 days following the last day of the Notice Period or, (ii) if a Completion Date has been determined, within 15 days following such Completion Date.

     (e) Notwithstanding the foregoing, (i) the disposition of Shares by a Shareholder to an Affiliate pursuant to Section 3.1(b) shall not be subject to the Right of First Refusal of the other Shareholder hereunder, and (ii) a Shareholder shall not have a Right of First Refusal in respect of a Change in Control Transaction (as defined in Section 3.3).

     (f) In connection with any such disposition of Shares pursuant to this
Section 3.2, the disposing Shareholder or such Affiliate shall deliver to the other Shareholder a true and complete copy of all agreements relating to such transaction in order to enable the other Shareholder to verify compliance with this Section 3.2. The other Shareholder shall treat such agreements and their contents as Confidential Information.

     3.3. LEGENDS

     Each certificate representing Shares shall have endorsed on it the following legend, in Korean and English:

SHAREHOLDERS AGREEMENT                                                   PAGE 12

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY COUNTRY.

          THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUCH SHARES ARE SUBJECT TO THE PROVISIONS OF, THE SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 22, 2000, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY AND THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

     3.4. RIGHTS OF FUTURE HOLDERS AND TRANSFEREES

     Automatically upon the transfer of Shares or upon the occurrence of any other permitted transfer or issuance of Shares hereunder, the purchaser or acquirer of such Shares shall become a "Shareholder" within the meaning of this Agreement, and shall become entitled to the rights and benefits, and subject to the terms, conditions and restrictions set forth in this Agreement. Any such purchaser or acquirer of Shares (including any Affiliate of any Shareholder that acquires any Shares) and the transferor Shareholder thereof shall be required, as a condition precedent to such transfer, to execute and deliver a joinder agreement in such form as shall be prescribed by the Board of Directors of the Company pursuant to which (i) such purchaser or acquirer agrees to assume and to be bound by all of the obligations and terms of this Agreement, and (ii) the transferor Shareholder agrees to remain liable for any actions or events occurring prior to the date of transfer and to indemnify the Company for any costs or taxes relating to such transfer.

     3.5. LIQUIDATED DAMAGES

     If a Shareholder makes a disposition of shares in violation of the provisions of this Article 3, such Shareholder shall pay to the other Shareholder, on demand, as liquidated damages and not as a penalty, an amount equal to the greater of (i) 50% of the price at which such shares were sold and
(ii) 200% of the net asset value of such shares based on the most recent available audited financial statement of the Company. The non-breaching Shareholder may in its discretion in addition to exercising its rights under this Article 3 treat such sale as a material breach hereof, terminate this Agreement and pursue such party's remedies under Article 9. The Shareholders acknowledge that it will be difficult or impossible to ascertain the precise amount of damages resulting from a default under this Article 3, and agree that the amount set forth herein represents a fair and reasonable estimate thereof and constitutes liquidated damages and not a penalty.

     ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     4.1. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each of SEM, SVIC and Lineo hereby represents and warrants as follows:

     (a) It is a legal entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, as set forth with respect to such party in the

SHAREHOLDERS AGREEMENT                                                   PAGE 13

opening paragraphs of this Agreement. It has all necessary power and authority to own all of its properties and assets and to carry on its businesses as now conducted.

     (b) The execution, delivery and performance of this Agreement by it do not and will not violate any provisions of any contract, court order, arbitration, award, law or regulation, to which it is subject.

     (c) All corporate and governmental authorizations, approvals and consents necessary for the execution, delivery and performance by it of this Agreement have been given or made, except for the following:

     (d) This Agreement has been duly executed and delivered by it and constitutes the valid and legally binding agreement of such Shareholder, enforceable against it in accordance with its terms.

     4.2. REPRESENTATIONS AND WARRANTIES OF SAMSUNG

     Each of SEM and SVIC hereby represents and warrants that no approvals, consents or authorizations from, or registration or filing with, notice to, or license, permit or certification from, any governmental authorities of or within Korea are required in connection with the entering into and performance of this Agreement and the License Agreement by the Shareholders or the Company, or are advisable in order to obtain tax benefits for the Company or the Shareholders, except for the approvals that are routinely granted by the Korean governmental authorities including the approvals provided in Section 6.4.

     4.3. REPRESENTATIONS AND WARRANTIES OF LINEO

     Lineo hereby represents and warrants that no approvals, consents or authorizations from, or registration or filing with, notice to, or license, permit or certification from, any governmental authorities of or within the United States are required in connection with the entering into and performance of this Agreement and the License Agreement by the Shareholders or the Company, except for licenses with respect to the export of certain technology under the License Agreement from the Bureau of Export Administration of the Department of Commerce all of which have been obtained by Lineo.

     ARTICLE 5. BUSINESS PLAN AND CAPITAL CONTRIBUTIONS

     5.1. BUSINESS PLAN

     (a) Lineo and Samsung have jointly prepared and agreed upon a preliminary business plan setting forth the agreed purposes of the Company, a preliminary revenue plan and other related matters. Within 60 days after the formation of the Company, the Company shall produce a business plan covering the current fiscal year (the "INITIAL BUSINESS PLAN"), including a budget for such period (with detailed revenue and expense plan and employee growth targets), projected sources and uses of cash for such period (including the nature, amount and timing of any capital contributions or financing required for such period), and a strategic analysis of the Company

SHAREHOLDERS AGREEMENT                                                   PAGE 14

Business. Lineo and Samsung shall cooperate as appropriate with each other and with the Company in conducting the Company Business in accordance with the Initial Business Plan during such period, as modified from time to time by the agreement of the Shareholders.

     (b) Each of Lineo and Samsung shall cooperate diligently and in good faith with the Company in the preparation of a business plan covering each fiscal year of the Company commencing with the Commercial Operations Commencement Date (each such business plan is called an "ANNUAL BUSINESS PLAN" and each of the Initial Business Plan and any Annual Business Plan is referred to as a "BUSINESS PLAN"). Each Business Plan shall include a budget for the period covered thereby, the projected sources and uses of cash for such period (including the nature, amount and timing of any capital contributions or financing required for such period), a strategic analysis of the Company Business and such other matters as the Shareholders or the Board of Directors shall specify. If the Board of Directors unanimously approves any Business Plan, then the Company shall endeavor to conduct the Company Business in accordance therewith for the period covered thereby.

     5.2. NO FURTHER CAPITAL CONTRIBUTIONS

     No Shareholder shall have any obligation to provide additional capital contributions or other financial accommodations to the Company. The parties intend that the Company be self-funding after the initial capital contributions hereunder.


     5.3. DIVIDEND POLICY

     The Shareholders agree that prior to the IPO of Shares of the Company, the Company shall not declare any dividends without the consent of all Shareholders, and shall retain all profits for use in expansion and development of the Company until the profitibility and the expansion of the Company is assured by the parties and after that time, the Company may declare and pay dividends; provided, however, that if such IPO has not occurred by the fifth anniversary of the date of this Agreement, the Company shall declare dividends to the maximum extent permitted by law (after statutory reserves) unless the parties to this Agreement otherwise agree.

               ARTICLE 6. OTHER AGREEMENTS OF THE COMPANY AND THE
                                  SHAREHOLDERS

     6.1. ACCESSION OF THE COMPANY

     The Shareholders shall cause the Company to execute and become a party to this Agreement.

     6.2. AGREEMENTS OF THE COMPANY

     The Company agrees as follows:

     (a) It will not register any transfer of Shares owned by any Shareholder without requiring reasonably satisfactory proof of the compliance of such transfer with the terms and

SHAREHOLDERS AGREEMENT                                                   PAGE 15

restrictions in this Agreement, and any such evidence shall be reasonably satisfactory to all of the Shareholders.

     (b) It will keep on file at its registered office a copy of this Agreement which will be made available to any Shareholder for inspection upon request.

     (c) It will not issue any Shares in bearer form.

     (d) The fiscal year shall end on December 31 of each year, and its financial accounts shall be kept in accordance with generally accepted accounting principles as in effect from time to time in Korea, and will be audited annually.

     (e) The Company shall use its best efforts to sell the products of Lineo in preference to those of competitors of Lineo in all cases in which Lineo products are available.

     6.3. MANAGEMENT REPORTS; ACCESS AND INFORMATION

     (a) Not less frequently than once each fiscal quarter of the Company, senior management of the Company shall present to the Shareholders regular reports on the management and results of the Company Business, including any design, installation or construction of the network, and any marketing, sales and financial results.

     (b) Subject to Section 2.8, the Shareholders shall cause the Company and any Subsidiary:

       (i) to take all necessary action to allow each Shareholder the right to reasonable access during normal business hours to the senior management, properties, books and records of the Company and any Subsidiary for purposes of enabling such Shareholder to prepare its tax returns or financial information or for any other legitimate purpose;

       (ii) to prepare and deliver to any Shareholder such financial or other information concerning the business of the Company and any Subsidiary as such Shareholder may reasonably request; and

       (iii) to furnish as promptly as practicable to any Shareholder, upon request, such information and assistance as is reasonably necessary for the preparation or filing of such Shareholder's tax returns, the making of any election related to taxes, the preparation for any audit by any tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return.

     6.4. GOVERNMENTAL APPROVALS

     As soon as possible, but no later than 45 days following the execution and delivery of this Agreement, Samsung and Lineo shall submit to the appropriate Governmental Authorities a request for approval of the transactions contemplated by this Agreement. Samsung shall work diligently and shall use all commercially reasonable efforts to procure such approval as soon as

SHAREHOLDERS AGREEMENT                                                   PAGE 16

possible following such submission, and Lineo shall provide such cooperation as may be necessary.

     6.5. NEW SHAREHOLDERS

     Within six months after the Effective Date, Samsung and Lineo agree to use reasonable efforts (i) to identify a strategic investor for the purchase of Shares in an amount up to 90,000 Shares, on terms and conditions acceptable to Samsung and Lineo, and (ii) to issue up to 90,000 Shares to employees of the Company and others approved by Samsung and Lineo in the form of options or sale of shares on terms approved by Samsung and Lineo. Such strategic Investor and any employees or others obtaining Shares shall agree, as a condition thereof, to be bound by the provisions of Section 2.4 (election of nominees of Samsung and Lineo to the Board of Directors), Section 2.6 (confidentiality), Article 3 (restrictions on transfer), Section 6.4 (non-competition), Article 8 (dispute resolution) and Article 9 (miscellaneous), in an agreement acceptable to Samsung and Lineo.

     6.6. IPO

     The parties agree to cooperate with a view to effecting the IPO of the Company's shares at such time as valuation, timing and structure of such IPO will tend to maximize returns to the Shareholders. It is understood and agreed that it may be necessary or advisable to modify certain provisions of this Agreement upon or prior to such IPO, including provisions relating to the appointment of directors, in order to comply with applicable regulations or to meet market conditions. The parties agree to discuss such matters in good faith at such time.

     6.7. *



                               ARTICLE 7. DEADLOCK

     7.1 DEADLOCK DECLARATION

     If the necessary super-majority under Section 2.4(k) has not been obtained with respect to any matter set forth in such Section 2.4(k) for more than 60 days from the date of the second notice of a Board meeting at which such matter was raised, either of the Shareholders may refer such matter (a "DEADLOCK") for negotiation under this Article by notice to the other Shareholder (a "DEADLOCK REFERENCE"). Upon receiving the Deadlock Reference, the Shareholders shall negotiate in good faith in an effort to resolve the Deadlock within 45 days after receipt of such Deadlock Reference, including meetings at the senior level of management (executive vice


*MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

SHAREHOLDERS AGREEMENT                                                   PAGE 17

president level or equivalent) to negotiate with respect to the matter. If after such 45 day period the Shareholders have not resolved the Deadlock, either Shareholder (the "SERVING PARTY") shall have the right to give a notice (the "FINAL DECLARATION OF DEADLOCK") to the other (the "RECEIVING PARTY") specifying its final terms regarding the pending matter. Such Final Declaration of Deadlock may be given by a Shareholder only if such Shareholder reasonably concludes, and sets forth in the Final Declaration of Deadlock the reason for such conclusion, that the continued ordinary operations and viability of the Company are likely to be materially adversely affected by virtue of the inability of the Shareholders to agree on the issues as to which the Deadlock has arisen.

     7.2 REVIEW PERIOD

     (a) Upon receiving the Final Declaration of Deadlock, the parties shall negotiate for a thirty (30) day period in an attempt to resolve the Deadlock by buying all of the shares of the other party. In the event that negotiation fails, the Receiving Party shall have a review period of thirty (30) days (the "Review Period"), during which the Receiving Party shall have options to provide the Serving Party with a notice of the Receiving Party's agreement to all (but not less than all) the terms of the Serving Party regarding the pending matter described in the Final Declaration of Deadlock whereby the Deadlock shall be deemed to be resolved on those terms.

     (b) If the Receiving Party does not provide the Serving Party with a notice as described in Section 7.2(a) whereupon the Representative Director appointed by the Serving Party shall take all steps required in order to liquidate the Company in an orderly fashion, and the Receiving Party shall cause the Representative Director and other directors appointed by it to cooperate in such liquidation. The Serving Party shall provide full information with respect to the steps taken for such liquidation. Upon the liquidation of the Company, this Agreement shall terminate as provided in Section 8.2(ii).

          ARTICLE 8. TERM, EXPIRATION AND TERMINATION OF THE AGREEMENT

     8.1. TERM; EXPIRATION

     This Agreement shall become effective automatically upon the Effective Date, and shall expire on the latest date permitted by applicable law.

     8.2. TERMINATION OF THE AGREEMENT

     (a) This Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events:

       (i)    upon the mutual agreement of the Shareholders;

       (ii)   upon the dissolution, liquidation, or winding up of the Company;

       (iii) at such time as either Lineo, on the one hand, or Samsung, on the other, owns less than 10% of the Shares;

SHAREHOLDERS AGREEMENT                                                   PAGE 18

       (iv) by either Shareholder if all approvals of Korean Governmental Authorities required for this Agreement shall not have been obtained within 90 days after the Effective Date; or

       (v) a material breach of obligations under this Agreement by any party, including without limitation Lineo's obligations under
              Section 6.7.

     (b) Termination under this Article shall not relieve any Shareholder of any obligation or liability accrued hereunder prior to such termination or which arises by reason of such termination.

     (c) The obligations of the Shareholders in Section 2.6 (confidentiality) and in Articles 9 and 10 shall survive the expiration or any termination of this Agreement.

                             ARTICLE 9. ARBITRATION

     9.1. DISPUTE RESOLUTION

     (a) Any claim, dispute, difference or controversy arising under or with respect to this Agreement, other than a claim for specific enforcement or other injunctive relief, shall be resolved by arbitration before a panel of three arbitrators under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. All arbitration proceedings shall be conducted in the English language and shall take place in Singapore. The determination of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators shall be empowered to issue a decree of specific performance pursuant to Section 9.2.

     (b) All costs and expenses (including reasonable attorneys' fees and expenses) incurred by the prevailing party in connection with any claim asserted in any arbitration proceeding commenced pursuant to this Section shall be borne by the party against whom the award is made.

     9.2. SPECIFIC PERFORMANCE

     The parties hereby acknowledge that it is impossible to measure in money the damages which will accrue to any party hereto by reason of a failure of any other party hereto to perform any of its obligations provided for in this Agreement. The parties hereto will be irreparably damaged in the event that this Agreement is not specifically enforced, and in any suit, action or proceeding commenced pursuant to this Agreement an aggrieved party shall be entitled to a decree of specific performance to enforce the terms hereof. Such remedy, however, shall be cumulative and not exclusive and shall be in addition to any other remedy which any party shall have hereunder.

                           ARTICLE 10. MISCELLANEOUS

     10.1. ASSIGNMENT, ETC.

SHAREHOLDERS AGREEMENT                                                   PAGE 19

     This Agreement (a) may not be assigned by any of the parties (other than an assignment by a Shareholder to an Affiliate of such Shareholder in connection with a transfer of Shares to such Affiliate under Section 3.1(b)) without the prior written consent of all other parties hereto, (b) shall be binding upon and shall inure to the benefit of the successors and permitted assigns of each of the parties, and (c) shall be binding upon any transferee who has received any Shares in accordance with the provisions of this Agreement. Any purported assignment of this Agreement or transfer or purported transfer of Shares owned by the Shareholders in violation of the provisions of this Agreement shall be null and void and of no force or effect.

     10.2. NOTICES

     All notices, consents, requests and other communications provided for in, or effected under, this Agreement shall be in writing and shall be delivered as follows: (i) delivered by hand; (ii) mailed, first class postage prepaid, return receipt requested; (iii) sent by overnight courier; or (iv) sent by facsimile transmission (with confirmation of transmission), addressed as follows:

     (a) if to Lineo:

         390 South 400 West
         Lindon, UT 84042
         Tel: 801-426-5001
         Fax: 801-426-6166
         Attention: President and CEO

     (b) if to Samsung:

         Samsung Electro-Mechanics Co., Ltd.

         314, Maitan-3Dong, Paldal-Gu, Suwon
         Kyunggi-Do, Korea, 442-743
         Tel: 82-31-210-5215
         Fax: 82-31-210-6363
         Attention: Legal Affairs

         Samsung Venture Investment Company

         15th Floor, Samsung Main Bldg.
         250, 2-Ka, Taepyung-Ro, Chung-Ku,
         Seoul, Korea  100-742
         Tel: 82-2-728-4892
         Fax: 82-2-728-4898
         Attention: Legal Affairs

     (c) if to the Company:

     Notice shall be provided to all parties until the Company provides written notice to all parties of the proper notice address and phone numbers;

SHAREHOLDERS AGREEMENT                                                   PAGE 20

or, in either case or in the case of any other Shareholder, at such other address as the Shareholder to receive such communication may hereafter designate by notice given as provided herein to the other Shareholders. All notices shall be deemed effective upon receipt.

     10.3. COSTS AND EXPENSES

     Each Shareholder shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement. The actual out-of-pocket cost to form Company shall be reimbursed by Company to Shareholders promptly after the formation and expenses incurred by Company after formation shall be paid by Company.

     10.4. NO WAIVER

     The failure of any of the parties hereto to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver of any right, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provisions of this Agreement.

     10.5. AMENDMENT

     Any waiver, alteration, or modification of any of the provisions of this Agreement shall not be binding unless in writing and signed by a duly authorized officer of the Company and a duly authorized representative of each of the other parties hereto.

     10.6. THIRD PARTIES

     Nothing contained in this Agreement, either expressed or implied, is intended to confer any rights or remedies upon any person or entity other than the parties hereto, and their respective successors and permitted transferees and assigns.

     10.7. HEADINGS

     The headings in this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     10.8. GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Korea, without regard to principles of conflicts of law thereunder.

     10.9. ENTIRE AGREEMENT

     This Agreement constitutes the full and complete understanding among the parties with respect to the subject matter of this Agreement, and neither the correspondence, or any letter of intent or other documents exchanged prior to or in connection with the signing of this Agreement with respect to the subject matter of this Agreement, nor any statements, warranties, representations or agreements, whether oral or written, made with respect to the subject matter of

SHAREHOLDERS AGREEMENT                                                   PAGE 21

this Agreement, during negotiations or otherwise, shall be binding on any party, unless expressly incorporated in this Agreement.

     10.10. INVALIDITY

     If any one or more of the provisions, or portions of any provision, of this Agreement shall be held to be invalid, illegal or unenforceable, then the validity, legality or enforceability of the remaining provisions or parts thereof shall not in any way be affected or impaired thereby.

     10.11. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     10.12. LANGUAGE

     (a) This Agreement is being executed and delivered in English, and, in the case of any inconsistency between the terms of the English language version of this Agreement and any translation hereof, the English language version hereof shall govern and control.

     (b) All meetings of the Shareholders or of the Board of Directors shall be conducted in English or, if conducted in Korean, shall be simultaneously translated into English. All materials provided to Shareholders and directors shall be in the English language or in the Korean language accompanied by an English translation.

     10.13. FURTHER ASSURANCES

     The parties hereto shall do and execute, or cause to be done and executed, all such further acts, deeds, documents and things as may be necessary to give full effect to the terms of this Agreement, including without limitation voting or refraining from voting any shares held by them or under their direct or indirect control, and use reasonable efforts to procure that any director or directors appointed by them or any party under their direct or indirect control votes or refrains from voting so as to give full effect to this Agreement and its Annexes.

     10.14. CONFLICTS

     In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the AOI of the Company or any Subsidiary, the terms of this Agreement shall prevail.

SHAREHOLDERS AGREEMENT                                                   PAGE 22


IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                   LINEO, INC.

                                   By  /s/ Bryan Sparks
                                   Name    Bryan Sparks
                                   Title   President & CEO




                                   SAMSUNG ELECTRO-MECHANICS CO., LTD.


                                   By  /s/ Park Young Won
                                   Name    Park Young Won
                                   Title   Executive Director




                                   SAMSUNG VENTURE INVESTMENT CORPORATION


                                   By  /s/ Jae Ham Lee
                                   Name    Lee, Jae Ham
                                   Title   CEO


In consideration of the representations, warranties, covenants and others terms contained in this Agreement, Listech Limited hereby agrees to become a party to this Agreement, and shall be bound by and otherwise subject to this Agreement to the same extent as if originally a party hereto.


                                   LISTECH LIMITED


                                   By
                                   Name
                                   Title
                                   Date     ___________________, 2000

SHAREHOLDERS AGREEMENT                                                   PAGE 23


                                    EXHIBIT 1
                      LICENSE AGREEMENT WITH LISTECH LTD.

                                   LINEO, INC.
                       LICENSE AGREEMENT WITH LISTECH LTD.
                              NO.__________________

This License Agreement (this "Agreement") between Lineo, Inc. ("Lineo") and the Licensee identified below ("Licensee"), entered as of the Effective Date identified in Schedule A, governs Licensee's licensed rights to use, reproduce, market, distribute, and sell software and related products and documentation proprietary to Lineo, and consists of the following:

                THIS SIGNATURE PAGE

                SCHEDULE A - SCOPE, GENERAL TERMS AND LICENSE FEES
                     EXHIBIT 1 - LIST OF LICENSED PRODUCTS, PRICES
                     EXHIBIT 2 - INITIAL LICENSE PURCHASE ORDER
                     EXHIBIT 3 - STANDARD LICENSE PURCHASE ORDER

                SCHEDULE B - STANDARD TERMS AND CONDITIONS
                     EXHIBIT 1 - TRADEMARK USAGE POLICY
                     EXHIBIT 2 - END USER LICENSE

                SCHEDULE C - LICENSED MARKS

    1.  LINEO ADDRESS AND CONTACT:      Lineo, Inc.
                                        Attention: Legal
                                        390 South 400 West
                                        Lindon, UT 84042, U.S.A.
                                        Voice: 1-801-426-5001
                                        Fax:   1-801-426-6166

    2.  LICENSEE ADDRESS AND CONTACT:   Listech Ltd.
                                        c/o Samsung Electro-Mechanics Co., Ltd.
                                        Attention: Planning Department
                                        314, Maetan-3 Dong, Paldal-Gu, Suwon
                                        Kyunggi-Do, Korea, 442-743
                                        Voice: 82-331-210-6639
                                        Fax:   82-331-210-5965

By signing below, the parties acknowledge their agreement with the terms and conditions of this Agreement, and each signatory represents and certifies that he or she is authorized to sign on behalf of his or her respective party and bind it to all of the terms and conditions of this Agreement:


LINEO, INC.                             LISTECH LTD.

By:  ______________________________     By:  __________________________________

Printed Name: _____________________     Printed Name: _________________________

Title: ____________________________     Title: ________________________________

Date: September 22, 2000                Date: September 22, 2000

                                   LINEO, INC.
                                LICENSE AGREEMENT

                                   SCHEDULE A
                      SCOPE, GENERAL TERMS AND LICENSE FEES


1.   EFFECTIVE DATE: September 22, 2000

2.   LICENSED PRODUCTS

     The Licensed Products are each of the products identified in Exhibit 1 to this Schedule A.

3.   TERRITORY

     Territory is worldwide.

4.   LICENSE TERM

     The initial term of this Agreement shall expire 12 months from the effective date. The Agreement will be renewable on 30 days notice and the mutual consent of Licensee and Lineo for successive 12-month terms.

5.   FEES AND PAYMENT; PURCHASE ORDERS

     The current fees and payment terms are as set forth in Exhibit 2 (Initial License Purchase Order) and Exhibit 3 (Standard License Purchase Order) to this Schedule A. The fees for the Licensed Products are subject to change without notice, subject to the most favored licensee provisions below.

6.   MOST FAVORED LICENSEE

     If Lineo hereafter grants a subsequent license to the Licensed Products to any Korean company, Lineo shall if requested by Licensee modify this Agreement to the extent necessary in order to provide to Licensee the same terms including, without limitation, fees and payment terms, scope of transferred rights, cross licenses, duration of the agreement, and other licensor or licensee obligations, as those granted to such subsequent Korean licensees.

7.   INITIAL LICENSE PURCHASE ORDER

     Licensee has agreed to purchase $1,080,000.00 in Licensed Products upon funding by Lineo and Samsung of their initial capital contributions to Licensee under the Shareholders Agreement dated September 22, 2000. This initial order to Lineo, which shall be governed by different payment terms from those that govern standard purchase orders from Licensee to Lineo, is set forth as Exhibit 3 to this Schedule A, and shall become binding on Licensee simultaneously with the funding by Lineo of its capital contributions.

8.   MODIFICATION OF FEES AND PAYMENT TERMS; ASSIGNMENT OF SALES ADVISOR

     On a case-by-case basis, at the request of Licensee, Lineo may consider modification of the fees and payment terms applicable to Licensed Products, including volume and other discounts, when deemed appropriate to secure substantial business. To facilitate such procedures, Lineo may assign a sales advisor (the "ADVISOR") to assist and advise Licensee, with the corporate authority to make modifications to fees and payment terms applicable to Licensed Products. The Advisor will be

License Agreement    Page 2 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
     based in the United States but will be expected to travel to Korea as appropriate, and Licensee agrees to use reasonable efforts to utilize his or her expertise by bringing him or her to meetings with customers and involving him or her to the maximum extent in Licensee's sales activities while in Korea, subject to any other commitments he or she may have. Lineo will absorb all travel and other costs of the Advisor unless otherwise agreed.

License Agreement    Page 3 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

                             EXHIBIT 1 TO SCHEDULE A
                            LIST OF LICENSED PRODUCTS


EMBEDIX SDK
EMBEDIX LINUX*
EMBEDIX BROWSER*
EMBEDIX HIGH AVAILABILITY

* DENOTES SPECIFIED LICENSED PRODUCT AS TO WHICH THE CREATION OF DERIVATIVE WORKS IS AUTHORIZED.




                             EXHIBIT 2 TO SCHEDULE A
                         INITIAL LICENSE PURCHASE ORDER

            [ATTACHED TO SHAREHOLDER AGREEMENT OF SEPTEMBER 22, 2000]




                             EXHIBIT 3 TO SCHEDULE A
                     FORM OF STANDARD LICENSE PURCHASE ORDER

                                    [TO COME]

License Agreement    Page 4 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

                                   LINEO, INC.
                                LICENSE AGREEMENT

                                   SCHEDULE B
                          STANDARD TERMS AND CONDITIONS

The following standard terms and conditions apply:

1. DEFINITIONS. For purposes of this Agreement, the following definitions apply to the respective terms:

     a. AGREEMENT means this Agreement, consisting of the Signature Page, Schedules A through C, Exhibits 1, 2 and 3 to Schedule A, Exhibits 1 and 2 to this Schedule B, and any additional documents attached and initialed by the parties.

     b. The terms BUY, PURCHASE, SALE, SELL and other similar terms, when used in connection with the distribution of the Licensed Products, shall mean the granting of a license or sublicense and shall not be deemed for any purpose to mean a transfer of title or other rights of ownership in the Licensed Products, other than the rights specifically set out in this Agreement or in applicable End User License Agreements.

     c. CONFIDENTIAL INFORMATION means all business, marketing and technical information of each party considered by each to be trade secrets or otherwise valuable proprietary information, designated or marked as such by either. Confidential Information shall not include information that (i) is now or later becomes generally known to the computer industry (other than as a result of a breach of this Agreement); (ii) is independently developed by the receiving party; or (iii) the receiving party lawfully obtains from any third party without restrictions on use or disclosure.

     d. DERIVATIVE WORKS means a revision, modification, translation, reproduction in other form or medium, abridgment, condensation or expansion of a Licensed Product or Documentation or any other form in which a Licensed Product or Documentation may be recast, transferred, or adapted and which, if prepared without the consent of Lineo, would be an infringement of Lineo's copyright.

     e. DOCUMENTATION means those software user manuals, reference manuals and installation guides, or portions thereof (if any), which are distributed in conjunction with the Licensed Products identified in
          Exhibit 1 to Schedule A.

     f. END USER means an entity that acquires the Licensed Product for Internal Use.

     g. INTERNAL USE means use for purposes that do not directly produce revenue for the user.

     h. LICENSED PRODUCTS means the Licensed Products identified in Exhibit 1 to Schedule A, including updates thereof (if any). Lineo reserves the right at any time to make changes to any Licensed Product, including without limitation changes required (i) for security or (ii) to facilitate performance in accordance with specifications.

     i. LINEO MARKS means Lineo's trademarks, trade names, service marks, logos, designations and insignias, as well as any third-party marks licensed to Lineo with rights of sublicense, including without limitation there set out in Schedule C.

     j.   OEM means an original equipment manufacturer of an OEM Product.

License Agreement    Page 5 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

     k. OEM PRODUCT refers to the specific hardware and software manufactured or produced by an OEM with which any Licensed Product is to be bundled or integrated to create a single product offering, and which is then sold to a third party without a separate charge or license for such Licensed Products.

     l.   SPECIFIED LICENSED PRODUCT means a Licensed Product identified on
          Exhibit 1 to Schedule A as authorized for modification and the creation of Derivative Works therefrom.

2. CONTRACT RESPONSIBILITIES: Subject to the terms and conditions of this Agreement, the parties have the following respective contractual responsibilities:

     a.   LINEO'S RESPONSIBILITIES: Lineo shall:

          1) Grant Licensee the rights and licenses to the Licensed Products as set forth in Section 3 hereof;

          2)   Warrant the Licensed Products as set forth in Section 7 hereof;
               and

          3)   Indemnify Licensee as set forth in Section 8(a) hereof.

     b.   LICENSEE'S RESPONSIBILITIES: Licensee shall:

          1) Market, sell and distribute units of the Licensed Products within the Territory identified in Schedule A;

          2) Provide services to customers, including providing engineering services to ensure that the Licensed Products are compatible with customers' devices;

          3) Make all payments to Lineo as set forth in Schedule A and Section 4 hereof;

          4) Protect Lineo's proprietary rights in the Licensed Products as set forth in Section 5 hereof;

          5) Provide, or cause to be provided by its OEM sublicensees, an appropriate End User License Agreement to End Users, as set forth in Sections 5(b) and 7(b) hereof;

          6)   Indemnify Lineo as set forth in Section 8(b) hereof; and

          7) Perform all other obligations required of Licensee under this Agreement.

3. GRANT OF LICENSES. Subject to the terms and conditions of this Agreement and for the term hereof, Lineo hereby grants to Licensee the following rights and licenses:

     a. LICENSED PRODUCTS AND DOCUMENTATION. Lineo hereby grants to Licensee and its wholly-owned subsidiaries a nonexclusive and nontransferable right and license to (i) use the Licensed Products for Internal Use only, (ii) market, sell and distribute copies of the Licensed Products, with copies of the Documentation, to OEMs and (iii) to modify the Specified Licensed Products and to create Derivative Works solely of the Specified Licensed Products for the purposed of developing, enhancing and supporting such Specified Licensed Products for embedding in products of OEMs.

     b. TRADEMARKS. Lineo hereby grants to Licensee the nonexclusive, nontransferable right and license to use and display Lineo Marks identified in Schedule E, solely in connection with and only to the extent reasonably necessary for the marketing, distribution and

License Agreement    Page 6 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
          support of the Licensed Products during the term of this Agreement, provided that any such use and display shall comply with Lineo's then current trademark usage policies. A copy of Lineo's current trademark policy is attached as Exhibit 1 to this Schedule B. Upon expiration or termination of this Agreement, Licensee agrees to cease all display, advertising and use of any and all Lineo Marks. In the case of bundled products, Licensee agrees not to alter, erase or overprint any notice provided by Lineo and not to attach any additional trademarks without the prior written consent of Lineo (not to be unreasonably withheld as respects bundled products) or affix any Lineo Marks to any non-Licensed Products. Licensee recognizes Lineo's rights to Lineo Marks and the goodwill attaching to Lineo Marks. Licensee agrees not to use, employ or attempt to register any trademarks or trade names that are confusingly similar to Lineo Marks.

     c. THIRD PARTY LICENSE. If all or any part of the Licensed Products delivered to Licensee has been licensed to Lineo by a third party software supplier then, notwithstanding anything to the contrary contained in this Agreement, Licensee is granted a sublicense to the third party software subject to the same terms and conditions as those contained in the agreement between Lineo and such third party software supplier. Lineo reserves the right to substitute any third party software in the Licensed Products.

     d. GENERAL PUBLIC LICENSE. Certain components of certain Licensed Products are components licensed under the GNU General Public License (version 2), which Lineo supports. Licensee may obtain a copy of the GNU General Public License at www.gnudocs.com/GNU/COPYING. Lineo will provide source code for any of the components of those Licensed Products licensed under the GNU General Public License. To obtain such source code, send email to embedix-support@lineo.com.

     e. SUBLICENSE AGREEMENTS. Licensee may grant OEMs within the Territory identified in Schedule A the sublicensed rights to (i) use Licensed Products for Internal Use only, and (ii) market, sell and distribute copies of the Licensed Products bundled with or integrated in OEM Products to End Users, provided that such activities are governed by written sublicenses consistent with the terms of this Agreement, and no less restrictive than the licenses granted herein, in a form to be approved by Lineo. Licensee assumes responsibility for the actions of, and its agreements with, its OEM sublicensees and for the compliance of such OEMs with the terms and restrictions of this Agreement relating to the Licensed Products, including, but not limited to, those terms and restrictions set forth in Sections 3, 5, 6 and 7 hereof, and the provision of applicable End User License Agreements to End Users set forth in Sections 5(b) and 7(b) hereof. To that end, Licensee shall take prompt and commercially reasonable action at its expense to remedy any breach by its OEM sublicensees of duties imposed by this Agreement and to obtain all other appropriate relief and shall, in addition, immediately notify Lineo in writing of the breach and corrective action taken. The execution of these duties by Licensee shall not preclude Lineo from also taking corrective action, for which purposes it will be deemed to be an intended third-party beneficiary of all of Licensee's agreements with OEMs dealing with Licensed Products. Licensee's obligations to enforce any relevant sublicense and to protect the interest of Lineo shall survive expiration or termination of this Agreement.

     f.   DERIVATIVE WORKS.

          1) Licensee hereby irrevocably assigns to Lineo all right, title, and interest in and to all Derivative Works created by it, whether or not authorized by Lineo, and agrees to provide such documents and other assistance as Lineo may request in order to perfect its rights in such Derivative Works, and to provide Lineo on request with source codes and all other information with respect to such Derivative Works.

License Agreement    Page 7 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

          2) With respect to Derivative Works created by Licensee from Specified Licensed Products, Lineo agrees that it will not during the term of this Agreement market, sell or distribute such Derivative Works, or grant a license to any third party to market, sell or distribute such Derivative Works, without paying compensation to Licensee on terms to be agreed hereafter from time to time.

          3) Notwithstanding that the Licensed Products may embody Derivative Works created by Licensee, Licensee shall continue to be liable to pay Lineo the prices and fees for the Licensed Products set forth in Exhibit 1 to Schedule A without any modification or setoff.

          4) If Licensor wishes to create Derivative Works for purposes of developing a new product not constituting a Licensed Product, then prior to beginning such development it shall consult with Lineo as to the terms and conditions, including fees, on which such new product may be developed, used, marketed, sold or distributed by either party during the term of this Agreement. If the parties are unable to agree on such terms and conditions, Licensee shall not create such Derivative Works.

     g.   PRODUCT TAMPERING.

          1) Except for Specified Licensed Products and related Documentation, Licensee shall have no rights directly or indirectly to modify Licensed Products or the Documentation, or any portion thereof, or to prepare any other form of Derivative Works for such Licensed Products.

          2) Licensee shall have no rights directly or indirectly to de-compile, reverse engineer, reverse compile or perform any similar type of operation on the Licensed Products (including Specified Licensed Products) or the Documentation, or any portion thereof.

     g. LIMITATIONS. Notwithstanding any of the foregoing, distribution of the Licensed Products in any country where the proprietary rights of Lineo and its third-party licensors in the Licensed Products would not be recognized or would not be protected under the laws of such country is prohibited.

     h. RESERVATION OF RIGHTS. Lineo reserves all rights not expressly granted under this Agreement, including, but not limited to, the rights to market, sell and distribute the Licensed Products to OEMs and End Users directly or indirectly through its distribution channels.

4.   PRICING AND PAYMENT

     a. PRICING AND LICENSE FEES. Licensee shall pay to Lineo the License Fees set out in Schedule A as required therein. Prices are exclusive of all applicable taxes. Licensee agrees to pay all taxes associated with the marketing, sublicensing, distribution and transfer of all Licensed Products, including but not limited to sales, use, excise, added value and similar taxes and all customs, duties or governmental impositions, but excluding (i) taxes on Lineo's net income and (ii) the withholding tax, if any, imposed upon such payments (as royalties) by the Republic of Korea (or other jurisdiction, if any). Licensee shall pay to the relevant tax authorities, and deduct from the payments due to Lineo hereunder, such withholding tax, if any, imposed upon such payments at the lowest rate permitted with respect to royalties by the treaty on the avoidance of double-taxation between the United States of America and the Republic of Korea (or other jurisdiction). Licensee shall provide Lineo with evidence, in the form of original tax receipts issued by the relevant tax authorities, proving payment of such withholding tax, and shall deliver to

License Agreement    Page 8 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

          Lineo any certificates or other documents reasonably requested by Lineo to claim as a credit or a deduction against any foreign income or profits taxes any withholding taxes which Licensee shall have withheld. No taxes or other deductions (other than withholding tax on royalties) shall be withheld from any payment hereunder, and if any such withholding is required Licensee shall pay such additional amount as may be required so that Licensee shall receive the amount it would have received had no such withholding been required. Licensee shall use its best efforts in assisting Lineo to lawfully minimize such taxes (including the use of offshore sales subsidiaries for sales outside Korea).

     b. PAYMENT AND REPORTING. License fees will accrue in the applicable corresponding quantity upon distribution by Licensee of a copy of a Licensed Product in any form to an OEM or End User. Licensee shall pay Lineo License Fees accrued during each calendar month, together with any other fees accruing over the same period, within 30 days following the date of invoice for such month. Payment shall be accompanied by a written report detailing the quantity, type, customer name, and destination of all Licensed Products shipped by Licensee in the prior month and showing calculation of all fees payable thereon. All payments shall be made in U.S. dollars (i) at Lineo's address as indicated in this Agreement or at such other address as Lineo may from time to time indicate by proper notice hereunder or (ii) by wire transfer to a bank and account number to be designated by Lineo.

     c. INTEREST. Interest shall accrue on any unpaid payment or payment balance at an annual rate of 12% per annum, or, if lower, at the highest lawful rate, calculated from the date the payment is due to the date it is received by Lineo. Arrearage in excess of $5,000 not paid within 10 days of written demand following the date payment is due shall be grounds for Lineo's termination of this Agreement at Lineo's option.

     d. REPORTING. Licensee shall, within 30 days after the end of each calendar quarter during the term of this Agreement, prepare a report summarizing the number and type Licensed Products distributed during such quarter. Licensee shall also maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document Licensed Products distributed in connection with this Agreement. Such records shall be retained for a period of at least 2 years after the year to which they pertain.

     e. RECORDS EXAMINATIONS. Licensee agrees to allow Lineo to examine Licensee's records to test Licensee's compliance with this Agreement. Any examination will be conducted only by a firm of certified public accountants selected by Lineo, and will occur during regular business hours at Licensee's offices and will not interfere unreasonably with Licensee's business activities. Examinations will be made no more frequently than annually, and Lineo will give Licensee 15 business days or more prior written notice of the date of the examination and the name of Lineo's authorized representative who will be conducting the examination. The audit will be conducted at Lineo's expense unless the results of such audit establish that inaccuracies in the annual reports have resulted in underpayment to Lineo of more than 5% of the amount due in any year, in which case Licensee shall pay all amounts determined to be due and shall bear the expenses of the audit. All information obtained by the accountants conducting the audit will be maintained as confidential. The accountants will give Licensee and Lineo an examination report containing only the information necessary to indicate compliance or non-compliance with this Agreement.

5.   LINEO'S INTELLECTUAL PROPERTY RIGHTS

     a. ACKNOWLEDGMENT OF LINEO'S RIGHTS. For purposes of this Agreement, and with the exception only of those elements (if any) of the Licensed Products specifically identified

License Agreement    Page 9 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
          and designated by Lineo as third-party software, Licensee acknowledges and confirms Lineo's exclusive worldwide rights, including copyright in, and the validity of the Licensed Products (including, without limitation, all input/output and report formats, screen displays, menu features and overall structure, sequence and organization) and in Lineo Marks. Licensee agrees not to challenge or otherwise to interfere with the use and ownership by Lineo of the Licensed Products or any of the intellectual property rights associated with the Licensed Products or Lineo Marks (hereinafter referred to collectively as "Lineo Intellectual Property"). Licensee also shall not permit any personnel to remove any proprietary or other legends or restrictive notices contained or included in any materials supplied or approved by Lineo, and Licensee shall not permit any personnel to copy or modify or reverse-engineer any materials, including the Licensed Products provided by Lineo, except as and to the extent specifically permitted under this Agreement. Title to every copy of a Licensed Product is vested and shall remain in Lineo, or, as applicable, in such third party from whom Lineo holds rights of license and distribution, and title does not pass with any license under this Agreement.

     b. END USER LICENSE AGREEMENTS. Licensee agrees to exercise commercially reasonable efforts to ensure that each End User receiving a Licensed Product through Licensee's OEM sublicensees understands, and agrees to be bound by, an appropriate End User License Agreement that is no less restrictive in its application to the Licensed Product than the then-current form of Lineo's End User License Agreement, the most current version of which is attached as Exhibit 2 to this Exhibit B.

     c. LICENSEE'S WAIVER OF RIGHTS. Licensee further acknowledges that it has no rights of any kind anywhere in the world in any Lineo Intellectual Property other than those limited rights granted by this Agreement. Accordingly, Licensee waives (a) all claims of any right by Licensee in any Lineo Intellectual Property and (b) the right, if any, to file or own in its own name or in that of any designee, any application for registration of any trademark, copyright, patent, industrial design, trade secret or other intellectual property which forms part of Lineo Intellectual Property, or to own any registration or patent resulting therefrom. In the event Licensee, in any jurisdiction of the world, files such an application or obtains such a patent or registration in violation of this section, such application, registration or patent shall be deemed held in trust by Licensee for Lineo and shall be assigned by Licensee to Lineo without conditions and upon demand by Lineo.

     d. PRESERVATION AND SECURITY OF PROPRIETARY INFORMATION. Licensee shall not sell, assign, lease, license, transfer or otherwise disclose the Licensed Products except as expressly authorized by this Agreement. Licensee shall safeguard any and all copies of the Licensed Products against unauthorized disclosure, reproduction or tampering, and shall assist Lineo in the enforcement of Lineo's rights in the event of unauthorized disclosure by any person under Licensee's control or service. Licensee shall also ensure that Lineo's copyright, trademark and patent notices, which may from time to time be updated, are prominently displayed on all copies of products and documentation containing the Licensed Products. Licensee shall not remove or obscure any copyright, trademark, patent or other proprietary rights notice already present on any of the Licensed Products or Documentation. The notice of Lineo's intellectual property rights in each Licensed Product shall read as follows: "Licensed Software(C)Lineo, Inc.1999-2000, all rights reserved."

     e. GOODWILL. To protect and preserve the reputation and goodwill of Lineo and of the Licensed Products, Licensee shall (1) avoid deceptive, misleading or unethical practices that are or might be detrimental to Lineo, the Licensed Products or the public, including any disparagement of Lineo or the Licensed Products; (2) make no false or misleading representations with regard to Lineo or the Licensed Product; (3) refrain from publishing or employing any misleading or deceptive advertising material reflecting upon Lineo or the Licensed Products; (4) refrain from making any representations, warranties or

License Agreement   Page 10 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
          guarantees with respect to the specifications, features or capabilities of the Licensed Program that are inconsistent with the Documentation and marketing literature distributed by Lineo, including all warranties and disclaimers contained in such literature; (5) not distribute for any purpose any marketing materials, packaging or other material bearing Lineo Marks which have not been first approved by Lineo; and (6) enter into agreements for marketing and distribution of the Licensed Products only with such OEMs who have agreed to be bound by the foregoing terms as part of the applicable sublicense agreement.

     f. THIRD-PARTY REQUIREMENTS. In the event that Lineo is required by a third party software supplier to cease and to cause its Licensees and OEMs to cease use, reproduction and distribution of a particular version of the Licensed Products, Licensee agrees to comply herewith.

6.   CONFIDENTIAL INFORMATION

     a. OBLIGATIONS. Each party (the "receiving party") acknowledges and agrees that any Confidential Information provided to the receiving party by the other party (the "disclosing party") hereunder constitutes the confidential and proprietary information of the disclosing party, and that the receiving party's protection thereof is essential to this Agreement and a condition to the receiving party's use and possession thereof. The receiving party shall retain in strict confidence and not disclose to any third party (except as authorized by this Agreement) without the disclosing party's express written consent, any and all such Confidential Information. Licensee acknowledges and agrees that the Licensed Products are confidential and proprietary information of Lineo.

     b. EXCEPTIONS. The receiving party shall be relieved of this obligation of confidentiality to the extent any Confidential Information:

          (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party;

          (ii) was known to the receiving party, without restriction, at the time of disclosure as shown by the files of the receiving party in existence at the time of disclosure (the burden of proof of such knowledge being on the receiving party);

          (iii) is disclosed by the receiving party with the prior written approval of the disclosing party;

          (iv) the receiving party can prove was independently developed by the receiving party without any use of the disclosing party's confidential information and by employees or other agents of the receiving party who have not had access to any of the disclosing party's confidential information; or

          (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights.

7.   LIMITED WARRANTIES

     a. LIMITED WARRANTY. Lineo warrants and represents to Licensee that (i) the Licensed Products are either owned or properly licensed by Lineo or are in the public domain and the use thereof by Licensee, its representatives, OEM sublicensees or dealers will not infringe any U.S. patent, U.S. copyright or U.S. trademark; provided, however, that Licensee's obligations under Sections 7(d) and 8(a) shall be Licensee's sole remedy for any breach of this warranty; (ii) that for a period of 90 days from the date of delivery of Licensed Products, the media on which the Licensed Products are furnished will, under

License Agreement   Page 11 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
          normal use, be free from defects in materials and workmanship, failing which Lineo's sole obligation will be to replace the media; and (iii) Lineo has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Licensee in this Agreement.

     b. END USER WARRANTY. If it is necessary for Licensee or an OEM to provide any warranty with respect to the Licensed Products to any End User, such warranty shall be limited to the warranties for software in the End User License Agreement set forth as Exhibit 3 to this Schedule
          B. Licensee is responsible for providing, or causing to be provided by its OEM sublicensees, a copy of the applicable End User License Agreement to End Users for their review at the time of acquisition or installation. Lineo does not warrant non-Licensed Products, which are provided by Lineo on an "AS IS" basis. Any warranty service for non-Licensed Products will be provided by the manufacturer of the products in accordance with the applicable manufacturer's warranty.

     c. EXCLUSION OF WARRANTIES. EXCEPT AS SET FORTH IN THIS SECTION 7, LINEO EXPRESSLY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE OR NON-INFRINGEMENT (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7(a)(i)), AND ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7(a)(ii)). IN NO EVENT SHALL LINEO BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), REGARDLESS OF WHETHER LINEO WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE WARRANTY IN THIS SECTION 7 SHALL NOT APPLY IF THE ERROR(S) ARE CAUSED BY ANY PROGRAMMING NOT CREATED BY LINEO, OR BY ANY REPAIRS, MODIFICATIONS OR ENHANCEMENT NOT MADE BY LINEO.

     d. LIMITATION OF LIABILITY. Lineo's liability for direct damages to Licensee for any cause whatsoever, and regardless of the form of action, shall not exceed the amount received by Lineo from Licensee during the previous 12 months for the Licensed Products giving rise to such claim.

8.   INDEMNIFICATION

     a. BY LINEO. Lineo agrees to defend Licensee and, to the extent of payments made by Licensee under this Agreement as set forth in Section 7(d), to indemnify and hold Licensee harmless from any and all third-party claims, actions, demands, and related damages, liabilities, costs and expenses resulting from charges or allegations that a Licensed Product or Lineo Mark appropriately used, sold or distributed by Licensee infringes any U.S. patent, U.S. trademark, or U.S. copyright of any third party.

          Licensee shall permit Lineo to replace or modify any Licensed Products affected so as to avoid infringement or to procure the right for Licensee to continue use and marketing of such items. If neither alternative is possible or commercially reasonable, the infringing items shall be returned to Lineo, whose sole liability shall be to refund amounts paid by Licensee for the affected copies of the Licensed Products. Lineo shall have no liability for infringement based on (a) use, sale or distribution of other than the current release of the Licensed Products, or (b) modification of the Licensed Products by any party other than Lineo, or the combination or use of the Licensed Products with any other computer program, equipment, product, device, item or process not furnished by Lineo, if such infringement would have been avoided by the use of the Licensed Products alone and in their current unmodified form, or (c) other acts of Licensee or its OEM sublicensees.

License Agreement   Page 12 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

          THE ABOVE STATES THE ENTIRE LIABILITY OF LINEO WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY RIGHT BY ANY PRODUCT SUPPLIED BY LINEO.

     b. BY LICENSEE. Licensee agrees to indemnify, defend and hold Lineo harmless from and against any and all third-party claims, actions, demands, and related damages, liabilities, costs and expenses arising or resulting from, or related to, use, marketing, sale, distribution, modification, or other activities by Licensee or its OEM sublicensees under this Agreement or otherwise respecting the Licensed Products.

     c. GENERAL CONDITIONS TO INDEMNITY RIGHTS. The forgoing rights and obligations of indemnity are conditioned on (i) prompt written notification from the indemnified party to the indemnifying party of the claim for which indemnity is sought; (ii) sole control in the indemnifying party of the defense of any action and all negotiations for settlement and compromise; and (iii) cooperation and assistance from the party seeking indemnification, including disclosure of information and authority necessary to perform the above. The indemnified party shall be responsible for the costs and fees of its own counsel if it desires to have separate legal representation in any such action.

9.   TERM AND TERMINATION

     a. TERM AND EXTENSIONS. The initial term hereof shall be as provided in Schedule A. Unless earlier terminated for breach as provided herein, or unless either party notifies the other in writing, not later than 30 days prior to expiration of the initial term, of its intention to terminate the Agreement upon said expiration, this Agreement shall automatically renew at the end of the initial term for successive twelve month terms. Either party may notify the other in writing of its intention to terminate this Agreement not later than 30 days prior to the expiration of any successive term.

     b. TERMINATION FOR CAUSE. Either party may terminate this Agreement for the breach by the other party of a material term. The terminating party will first give the other party written notice of the breach and 30 days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the non-breaching party may terminate this Agreement upon written notice.

     c. TERMINATION BY LINEO. Notwithstanding Section 9(b) hereof, Lineo may terminate this Agreement if Licensee fails to meet its payment obligations under this Agreement and this failure continues for 10 days following receipt of written notice and demand from Lineo.

     d. INSOLVENCY, ASSIGNMENT, OR BANKRUPTCY. Either party may, at its option, immediately terminate this Agreement upon written notice to the other party if the other party (i) admits in writing its inability to pay its debts generally as they become due; (ii) fails to make payment on any promissory note; (iii) makes a general assignment for the benefit of creditors or, in the case of a Korean entity, becomes the subject of a "workout"; (iv) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (v) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (vi) seeks reorganization under any bankruptcy act or consents to the filing of a petition seeking such reorganization; or (vii) is the subject of a decree by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs.

     e. ACCELERATION OF PAYMENT. Upon termination of this Agreement by Lineo under Section 9(a), 9(b) or 9(c) hereof, the due dates of all outstanding invoices to Licensee for

License Agreement   Page 13 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

          Licensed Products will automatically be accelerated so that they become due and payable on the effective date of termination, even if longer terms had been previously granted or allowed.

     f. EFFECT OF TERMINATION ON OBLIGATIONS. Upon termination of this Agreement for any reason, Licensee shall (i) immediately cease all use and reproduction of the Licensed Products and shall cease use and distribution of all copies previously made; (ii) within 30 days after termination of this Agreement, either deliver to Lineo or destroy all copies of Licensed Products and Documentation in Licensee's possession or under its control, and furnish to Lineo an affidavit signed by an officer of Licensee certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, and provided Licensee fulfills its obligations specified in this Agreement with respect to such items, Licensee may continue to use and retain copies of the Licensed Products and Documentation to the extent, but only to the extent, necessary to support and maintain Licensed Products rightfully directly or indirectly distributed to OEMs and End Users by Licensee prior to termination of this Agreement; provided, however, that if any periodic fees or other payments would be payable by Licensee to Lineo in connection with any such Licensed Products (including without limitation Embedix SDK) if this Agreement had not terminated, such fees and other payments shall continue to be due and owing hereunder, and all other provisions of this Agreement shall remain in effect with respect to such Licensed Products so long as any amount remains payable hereunder. Termination of this Agreement shall not affect rights of OEMs or End Users receiving any Licensed Product bundled with or integrated in an OEM Product prior to the date of termination, provided, however, that Lineo shall have received payment of License Fees and other fees owing from Licensee therefor.

     g. SURVIVAL OF TERMS. Termination of this Agreement shall not relieve either party of any obligations arising under this Agreement prior to the date of termination. Any provisions of this Agreement that by their nature extend beyond the termination of this Agreement, including specifically obligations owing under Sections 4, 5 and 7 hereof, will survive and remain in effect until all obligations are satisfied. Confidentiality provisions shall remain in effect until the Confidential Information is no longer confidential.

10.  GENERAL PROVISIONS

     a. PUBLIC ANNOUNCEMENTS AND PROMOTIONAL MATERIALS. Lineo and Licensee shall cooperate with each other either to issue a joint press release and/or to enable each party to issue and post to its web site an announcement concerning the entering into of this Agreement, provided that each party must approve any such press announcement prior to its release. Any subsequent announcement or release shall be subject to approval by both parties prior to publication of such release. Lineo shall have the right to use Licensee's name as a customer reference.

     b. FORCE MAJEURE. If either party is prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services or acts of God, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter.

     c. DISPUTE RESOLUTION. Any claim, dispute, difference or controversy arising under or with respect to this Agreement, other than a claim for specific enforcement or other injunctive relief, shall be resolved by arbitration before a panel of three arbitrators under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. All arbitration proceedings shall be conducted in the English language and shall take place in Singapore. The determination of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators shall be empowered to issue a decree of

License Agreement   Page 14 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
          specific performance pursuant to Section 10(d). All costs and expenses (including reasonable attorneys' fees and expenses) incurred by the prevailing party in connection with any claim asserted in any arbitration proceeding commenced pursuant to this Section shall be borne by the party against whom the award is made.

     d. SPECIFIC PERFORMANCE. The parties hereby acknowledge that it is impossible to measure in money the damages which will accrue to any party hereto by reason of a failure of any other party hereto to perform any of its obligations provided for in this Agreement. The parties hereto will be irreparably damaged in the event that this Agreement is not specifically enforced, and in any suit, action or proceeding commenced pursuant to this Agreement an aggrieved party shall be entitled to a decree of specific performance to enforce the terms hereof. Such remedy, however, shall be cumulative and not exclusive and shall be in addition to any other remedy which any party shall have hereunder.

     e. LIMITATION OF ACTIONS. No action arising or resulting from this Agreement, regardless of its form, may be brought by either party more than two years after termination of this Agreement.

     f. THIRD PARTY CLAIMS. Neither party shall be liable for any claim by the other based on any third party claim, except as stated in Section 7 of this Agreement.

     g. JURISDICTION. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York of the United States of America, and will not be construed in accordance with or governed by the United Nations Convention for International Sales of Goods.

     h. ATTORNEYS' FEES. If either Lineo or Licensee employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

     i. WAIVER. No waiver of any right or remedy on one occasion by either party will be deemed a waiver of that right or remedy on any other occasion.

     j. SUPERIOR AGREEMENT. This Agreement will not be supplemented or modified by any course of dealing or usage of trade. Variance from or addition to the terms and conditions of this Agreement in any written notification or purchase order from Licensee will be of no effect, except for such variation otherwise expressly provided for in this Agreement and for such variation as may be agreed to by the parties in writing by express reference to this Section 10(j). This Agreement may be amended or modified only by a writing signed by each party.

     k. ASSIGNMENT. This Agreement is not assignable by Licensee, in whole or in part, without Lineo's prior written consent. Lineo will not unreasonably withhold consent to an assignment of this Agreement or any part of this Agreement to a parent, subsidiary or affiliate of Licensee, provided that such entity is at least as capable as Licensee of satisfying Licensee's responsibilities hereunder. Any attempted assignment without Lineo's written consent will be null and void.

     l. NOTICE. Unless otherwise agreed to by the parties, all notices required under this Agreement (except those relating to product pricing, changes and upgrades) will be deemed effective when received and made in writing to the address indicated on the Signature Page (or such other address as either party may notify to the other party), to the attention of the person designated as the responsible representative or to that person's successor, by (i) registered mail or certified mail, return receipt requested, commercial courier, (iii) overnight mail, or (iv) telephone facsimile transfer.

License Agreement   Page 15 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

     m. SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated. The parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

     n. INDEPENDENT CONTRACTORS. Each party acknowledges that the parties to this Agreement are independent contractors and that it will not, except in accordance with this Agreement, represent itself as an agent or legal representative of the other.

     o. COMPLIANCE WITH LAWS. Licensee represents and warrants that it shall comply at its own expense with all applicable laws, rules and regulations of governmental bodies and agencies, including all laws, rules and regulations affecting or governing exports, in its performance under this Agreement.

     p. HEADINGS. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement.

     q. SCOPE OF AGREEMENT. Each of the parties hereto acknowledges that it has read this Agreement, understands it and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of agreement regarding the subject matter and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants and all other communications between the parties relating thereto. This Agreement may be amended only by a writing that refers specifically to this Agreement and is signed by both parties.


                * * * END OF STANDARD TERMS AND CONDITIONS * * *

License Agreement   Page 16 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

                             EXHIBIT 1 TO SCHEDULE B
                             TRADEMARK USAGE POLICY

                                    [TO COME]


License Agreement   Page 17 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

                             EXHIBIT 2 TO SCHEDULE B
                   CURRENT FORM OF END USER LICENSE AGREEMENT

                        LINEO END USER LICENSE AGREEMENT

IMPORTANT-READ CAREFULLY:

You have acquired an item ("Device") that includes software licensed to [OEM Name] ("Company") by Lineo, Inc. ("Lineo"). This Lineo End User License Agreement ("EULA") is a legal agreement between you (either an individual or a single entity) and Lineo, Inc. ("Lineo") for the installed software product of Lineo origin, as well as associated media, printed materials, and "online" or electronic documentation ("Software"). Any product provided along with the Software that is associated with a separate end user license agreement is licensed to you under the terms of that license agreement. By installing, copying, downloading, accessing, or otherwise using the Software, you agree to be bound by the terms of this EULA. If you do not agree to the terms of this EULA, do not use or install the Software. If you have purchased the Software, promptly return the Software and all accompanying materials with proof of purchase for a refund.

SOFTWARE LICENSE

The Software is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The Software is licensed, not sold.

1. GRANT OF LICENSE. This EULA grants you the following rights: You may install and use the Software on a single CPU.

2.   OTHER RIGHTS AND LIMITATIONS

     - LIMITATIONS ON REVERSE ENGINEERING, DECOMPILATION, AND DISASSEMBLY. You may not reverse engineer, decompile, or disassemble the Software, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation.

     - RENTAL. You may not rent, lease, sell, sublicense, or lend the Software.

     - TRANSFER. You may permanently transfer rights under this EULA only as part of a permanent sale or transfer of the Device, and only if the recipient agrees to this EULA.

     - RESERVATION OF RIGHTS. Lineo reserves all rights not expressly granted under this EULA.

3. COPYRIGHT. Lineo and its suppliers retain all ownership of the Software and all copies thereof, provided, however, that certain components of the Software are components licensed under the GNU General Public License (version 2), which Lineo supports. You may obtain a copy of the GNU General Public License at www.gnudocs.com/GNU/COPYING. Lineo will provide source code for any of the components of the Software licensed under the GNU General Public License. To obtain such source code, send email to embedix-support@lineo.com. You may make up to ten copies of electronic documentation accompanying the Software for each license you have acquired for the Software. If you make copies, you must include all applicable copyright notices and other proprietary rights legends that come with the Software.

4. EXPORT. You agree that you will not export or re-export the Software, any part thereof, or any process or service that is the direct product of the Software (the foregoing collectively referred to as the "Restricted Components"), to any country, person or entity subject to U.S. export restrictions. You specifically agree not to export or re-export any of the Restricted Components (i) to any country to which the U.S. has embargoed or restricted the export of goods or services, which currently include, but are not necessarily limited to Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria, and the Federal Republic of Yugoslavia (including Serbia, but not Montenegro), or

License Agreement   Page 18 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah
     to any national of any such country, wherever located, who intends to transmit or transport the Restricted Components back to such country; (ii) to any person or entity who you know or have reason to know will utilize the Restricted Components in the design, development, or production of nuclear, chemical or biological weapons; or (iii) to any person or entity who has been prohibited from participating in U.S. export transactions by any federal agency of the U.S. Government. You warrant and represent that neither the Bureau of Export Administration of the U.S. Commerce Department nor any other U.S. federal agency has suspended, revoked, or denied your export privileges.

5. GOVERNING LAW AND ATTORNEYS' FEES. This EULA is governed by the laws of the State of Utah, USA, excluding its conflict of laws rules, and specifically excludes the United Nations Convention on Contracts for the International Sale of Goods. If you acquired this Software in a country outside of the United States, that country's laws may apply. In any action or suit to enforce any right or remedy under this EULA or to interpret any provision of this EULA, the prevailing party will be entitled to recover its costs, including reasonable attorneys' fees.

6. ENTIRE AGREEMENT. This EULA constitutes the entire agreement between you and Lineo with respect to the Software, and replaces all other agreements or representations, whether written or oral. The terms of this EULA cannot be modified by any terms in any printed forms used by the parties in performing the EULA, and can only be modified by express written consent of both parties. If any part of this EULA is held to be unenforceable as written, it will be enforced to the maximum extent allowed by applicable law, and will not affect the enforceability of any other part.

Should you have any questions concerning this EULA, or if you desire to contact Lineo for any reason, please contact the Lineo representative serving your company, or send email to: embedix-support@lineo.com.

THE FOLLOWING DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY IS INCORPORATED INTO THIS EULA BY REFERENCE.

NOT FAULT TOLERANT. THE SOFTWARE IS NOT FAULT TOLERANT. COMPANY HAS INDEPENDENTLY DETERMINED HOW TO USE THE SOFTWARE IN THE DEVICE, AND LINEO HAS RELIED UPON COMPANY TO CONDUCT SUFFICIENT TESTING TO DETERMINE THAT THE SOFTWARE IS SUITABLE FOR SUCH USE.

NO WARRANTIES FOR THE SOFTWARE. THE SOFTWARE IS PROVIDED "AS IS" AND WITH ALL FAULTS. THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT (INCLUDING LACK OF NEGLIGENCE) IS WITH YOU. ALSO, THERE IS NO WARRANTY AGAINST INTERFERENCE WITH YOUR ENJOYMENT OF THE SOFTWARE OR AGAINST INFRINGEMENT. IF YOU HAVE RECEIVED ANY WARRANTIES REGARDING THE DEVICE OR THE SOFTWARE, THOSE WARRANTIES DO NOT ORIGINATE FROM, AND ARE NOT BINDING ON, LINEO.

NO LIABILITY FOR CERTAIN DAMAGES. EXCEPT AS PROHIBITED BY LAW, LINEO SHALL HAVE NO LIABILITY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE SOFTWARE. THIS LIMITATION SHALL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL LINEO BE LIABLE FOR ANY AMOUNT IN EXCESS OF THE LICENSE FEE PAID BY COMPANY TO LINEO UNDER THIS EULA.


License Agreement   Page 19 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

                                   SCHEDULE C
                                 LICENSED MARKS


                                      Lineo

                                     Embedix

                                  Embedix Linux

                                   Embedix SDK

                                 Embedix Browser

                                     uCLinux

License Agreement   Page 20 of 20  Lineo, Inc., 390 South 400 West, Lindon, Utah

Joint Venture Pricing           Schedule D       Do not redistribute or publish.
                                Lineo, Inc.
                            CONFIDENTIAL INFORMATION

                             EXHIBIT 1 TO SCHEDULE A

LINEO/SAMSUNG JOINT VENTURE
390 S 400 West
Lindon, Utah, 84042, USA
Tel: (801)426-5001
Fax: (801)426-6166

--------------------------------------------------------------------------------
        LINEO/SAMSUNG JOINT VENTURE PRICING- BASED ON ANNUAL COMMITMENTS
--------------------------------------------------------------------------------
Minimum Licenses                              1-3 Million      3-10 Million
Embedix LINUX             LIST PRICE                *             *
                          RESELLER                  *             *
                          JOINT VENTURE             *             *

Embedix BROWSER           LIST PRICE                *             *
                          RESELLER                  *             *
                          JOINT VENTURE             *             *

*INCLUDES EMBEDIX OS.
--------------------------------------------------------------------------------
Minimum Licenses                              1 copy     5 pack   Site License
                                                (must buy single copy first)
Embedix SDK               LIST PRICE            *           *          *
                          RESELLER              *           *          *
                          JOINT VENTURE         *           *          *

TERMS
--------------------------------------------------------------------------------

The "Joint Venture" noted in the price sheet refers to the Distributor; they are the same entity, and the terms of the Agreement apply equally, regardless of which name is used. Volume pricing for Embedix is derived on a commitment to annual volumes. All Distributor pricing listed above is for products without support. Maintenance (i.e., upgrades) is included in the Joint Venture price for Embedix SDK, but not for Embedix Linux or Embedix Browser. Except where noted below, terms for the initial order and for ongoing orders are the same. Pricing, taxes, duties, and shipping terms for both the initial order and ongoing purchase orders are noted below under "Pricing, Taxes and Duties" and "Shipping".


TERMS FOR INITIAL ORDER:  As set forth in Initial Purchase Order.



STANDARD TERMS (FOR ONGOING SALES): Distributor will purchase 25% of contracted volume, payable upon receipt of purchase order. Further payment of royalties will occur on a quarterly basis reported at the beginning of each new calendar quarter. Terms of NET 30 will be extended to Distributor. Payment terms shall be dictated by the Distribution Agreement between the Distributor and Lineo. (Note:
These standard terms do not apply to the initial purchase order of $1,080,000.00 USD.) Payment for product shall be made in US dollars by credit cards, company check, or wire transfer to the following account:


BANK             First Security Bank of Utah, Provo, Utah USA       SWIFT #  FSBUUS55     REMITTED BY:            (company name)
ACCOUNT NUMBER   033-00093-66                                       ROUTE #  124000012    INVOICE OR PO#:         (must be included)


--------------------------------------------------------------------------------
PRICING, TAXES AND DUTIES
--------------------------------------------------------------------------------
The price or royalty fee of Lineo's products shall be set forth in Lineo's price list in effect when Lineo accepts an order, less any applicable discounts. Lineo's price list is subject to change without notice. Prices do not include freight, insurance, custom's duties, or other similar charges. Unless otherwise provided, the amount of any present or future sales, revenue, excise, use or other taxes, fees, or charges of any nature imposed by a public authority (local, state, nations or other) applicable to the product or its manufacture, use or sale, will be added to the purchase price and paid by Distributor.
--------------------------------------------------------------------------------
SHIPPING
--------------------------------------------------------------------------------
All Lineo product is F.O.B., Utah, USA, unless otherwise specified. Title passes to Distributor when product is delivered to carrier. In all cases, risk of loss or damage to any product in transit shall fall upon Distributor. Lineo shall not be responsible for any such claims with carrier. All shipments are sent UPS Ground (US shipments) or UPS International (overseas shipments) unless an alternate method of shipping is requested by Distributor.
--------------------------------------------------------------------------------

*MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

                                    EXHIBIT 2
                       SCHEDULE AND INITIAL PURCHASE ORDER


Finalize Shareholders Agreement, License Agreement &                                      September 21, 2000
Articles of Incorporation

Signing Ceremony - Shareholders Agreement                                                 September 22, 2000

Lineo Investment                                                                          September 26, 2000

Signing - License Agreement                                                                  October 2, 2000

Payment of initial order - Initial Licenses                                                 October 25, 2000


                                 PURCHASE ORDER


------------------------------------------------------------------------------------------------------------
BILL TO:                                                                  PURCHASE ORDER
              Listech Ltd.                                                DATE: October 4, 2000
              C/o Samsung Electro-Mechanics Co.,
              Attention: Planning Department                              AUTHORIZED BY:
              314, Maetan-3 Dong, Paldal-Gu, Suwon
              Kyunggi-Do, Korea, 442-743                                  SHIP VIA:
              Voice: 82-331-210-6639
              Fax: 82-331-210-5965

ISSUED TO:    Lineo, Inc.                                                 SHIP TO ATTN.:
              390 South 400 West
              Lindon, UT 84042
              USA

TELEPHONE NUMBER: (801) 426-5001                                          SHIP BY (DATE):
------------------------------------------------------------------------------------------------------------
     QUANTITY                  DESCRIPTION              UNIT PRICE                 EXTENSION PRICE
                    Embedix Linux / Embedix Browser /   Per Price         1,080,000.00
                    Embedix SDK                         Schedule
                                                        attached to
                                                        form of License
                                                        Agreement
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

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SPECIAL INSTRUCTIONS:                                         SUBTOTAL                         $1,080,000.00
                                                              TAX                                      $0.00
                                                              FREIGHT                                  $0.00
                                                              TOTAL DOLLAR VALUE               $1,080,000.00
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TERMS: All product in this order shall be non-refundable and non-returnable.  Payment of this initial order will be made as follows:  *
 *
 *
 *
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 SIGNED:                                                                  DATE:
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*MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT,
AND SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.